Exhibit 10.9

FINANCE OF IMPORTS

LOAN AGREEMENT

No. 1

between

Molino Cañuelas SACIFIA,

Buenos Aires, Argentina

(“Borrower”)

and

Deutsche Bank Aktiengesellschaft,

Frankfurt am Main

(“Lender”)

PREAMBLE

On [date] the Borrower and CCC Machinery GmbH, Hamburg, Federal Republic of Germany (“Exporter”) entered into a contract (“Export Contract”) for the supply of machines and equipment of a new industrial location to produce flour products at Carlos Spegazzini as well as other equipment related to industrial activities et the Borrower’s premises (“Project”).

The total contract value amounts to the aggregate (“Total Contract Value”) of USD 5.577.178 and EUR 14,106,163.91.

Basis for the financing shall be the following amounts (together “Eligible Contract Value”) of the Total Contract Value:

USD 5,577,178.01 (“Eligible USD Contract Value”) end

EUR 14,106,163.91 (“Eligible EUR Contract Value”)

According to the Export Contract

•                  the deliveries shall be made by the Exporter until June 2015

•                  the last essential delivery for the Project is scheduled for February 2015

•                  the Eligible Contract Value is to be paid as follows:

15 % as down payment out of the Borrower’s own resources

85 % pro rata to shipment/delivery out of this Loan

The above being premised, tha Borrower and the Lender agree as follows:

Article 1

Amount and Purpose of Loan

1.1       The Lender shall make available to the Borrower a loan in the lawful currency of the Untied States of America (“USD” or “US Dollar” or “Loan Currency”) not exceeding the aggregate (“Loan”) of

•	USD 4,740,601.31	(in words: US Dollar four million seven hundred forty thousand six hundred and one 31/100) being a loan part 1 (“Loan Part 1”) and representing 85% of the Eligible USD Contract Value plus

•	the USD equivalent of EUR 11,990,239.32	(in words: Euro - eleven million nine hundred and ninety thousand two hundred and thirty nine 32/100) being a loan part 2 (“Loan Part 2”) and representing 85% of the Eligible EUR Contract Value.

The USD equivalent under Loan Part 2 shall be calculated at the Applicable Exchange Rate as defined in Sub-Article 2.2 hereof but in any case the Loan shall not exceed USD 20,927,424.39.

1.2       The Loan exclusively serves to finance the last 85 % of the Eligible USD Contract Value plus the last 85% of the Eligible EUR Contrect Value.

1.3       The Borrower represents and warrants that with respect to this Loan Agreement and the Loan granted thereunder it shall act for its own account exclusively and as its final beneficiary.

Article 2

Disbursement

2.1       Loan Part 1 shall be disbursed in USD by payment exclusively to the Exporter against certificate(s) (“Request for Disbursement”) issued by the Exporter and confirmed by the local branch of the Lender in form and substance as per Annex B for deliveries evidenced in conformity with a Letter of Irrevocable Instructions for Disbursement of Payments (“LoI”) in form and substance as per Annex E hereto.

2.2       Loan Part 2 shall be disbursed in USD by payment exclusively to the Exporter in EUR against certificate(s) (“Request for Disbursement”) issued by the Exportar and confirmed by the local branch of the Lender in form and substance as per Annex B for deliveries evidenced in conformity with a Letter of Irrevocable Instructions for Disbursement of Payments (“LoI”) in form and substance as per Annex E hereto.

The USD amounts to be disbursed shall be the equivalent of the relevant EUR amounts, such equivalent baing computed on the besis of the EUR amounts slated in the respective Request(s) for Disbursement pursuant to Annex B hereto and the Lender’s spot rate of exchange rate for the purchase of the EUR amounts in the Frankfurt foreign exchange market with USD as fixed at 1.00 p.m. Frankfurt time on the day falling two (2) Banking Business Days prior to the corresponding date of disbursement and as appearing as respective bid rate on the page “FX Fixings” to be accessed under “Direct Access” on the URL https://www.db-markets.com/portal/lang/en. (or equivalent successor to such page published by the Lender) (“Applicable Exchange Rate”). The Lender shall inform the Borrower about the USD amounts disbursed, the EUR amounts forming the basis thereof and the exchange rate applied, as soon as practicable.

2.3       Any disbursement shall be made at the latast on the 7th Banking Business Day (cf. Sub-Article 6.2) after all conditions precedent to disbursement have been fulfilled, and provided that the Lender has not exercised any rights of suspension or termination under Article 15 hereof. Two disbursements only shall be effected per calendar month; however, further disbursements may be made in the same calandar month, if each further disbursement amounts to at least USD 200,000.

2.4       The Lender may refuse disbursement of the Loan after the first due date for repayment in accordance with Article 7 hereof.

2.5       The Borrower may waive disbursement only with the Lender’s prior consent which will not be unreasonably withheld.

Article 3

Interest Periods

3.1       The period for which the Loan, in whole or in part, is outstanding shall be divided into successive periods of six months’ duration (“Interest Period/s”), for each of which a rate of interest shall be established pursuant to Article 4 hereof.

3.2       Notwithstanding the provisions of Sub-Article 3.1 hereof and in order to ensure that all Interest Periods are concurrent and ultimately coincide with the repayment dates pursuant to Article 7 hereof.

a)             the first Interest Period for any disbursement will commence on the date upon which the disbursement is made hereunder and will end on the first day after such disbursement which falls six months or a multiple thereof after the date of conclusion of this Loan Agreement;

b)             each subsequent Interest Period will commence forthwith upon the expiry of the previous relative Interest Period and will end on the day which falls six months thereafter;

c)              if any Interest Period would otherwise end on a day which is not a Banking Business Day, such Interest Period shall be extended to the next succeeding day which is a Banking Business Day in the same calendar month or, if there is no such Banking Business Day, the Interest Period will end on the last preceding Banking Business Day,

d)             if any Interest Period would otherwise extend beyond a repayment date pursuant to Article 7 hereof, it shall end on such repayment date.

Article 4

Interest, Substitute Basis

4.1       The Borrower shall pay interest in arrears on the last day of each Interest Period (“Interest Payment Date”) on the amount of the Loan outstanding to which such Interest Period relates.

4.2       The rate of interest that will apply during each Interest Period shall be the aggregate of the margin of 2.3% (two point three per cent) per annum (“Margin”) and the respective London Interbank Offered Rate (“LIBOR”), being the percentage rate per annum equal to the rate for deposits in the Loan Currency for a period comparable to such Interest Period which appears on the Reuters page LIBOR01 (or equivalent successor to such page published by Reuters) as of 11:00 a.m. London time on the day which is two Banking Business Days prior to the first day of the relevant Interest Period.

If the relevant Interest Period pursuant to Sub-Article 3.2 hereof is not exactly 1 or 3 weeks or 1, 2, 3, or 6 months, then the applicable LIBOR shall be the weighted average rate resulting from the linear interpolation of the two available LIBORs for the immediately shorter and the immediately longer periods, taking into account the length of the relevant Interest Period.

4.3       If no such LIBOR is published on a day of interest rate determination, the interest rate for the respective Interest Period shall be the aggregate of the substitute interest rate (“Substitute Interest Rate”) and the Margin.

The Substitute Interest Rate shall be the annual rate which the Lender determines as the arithmetical mean (if necessary rounded upwards to the nearest one-sixteenth of one per cent (1/16%)) of the interest rates at which the Lender was offered by 3 prime banks (such banks to be selected by the Lender) deposits in the Loan Currency for the relevant period as at 11:00 a.m. London time on the day which is two Banking Business Days prior to the first dey of the relevant Interest Period.

4.4       If at any time prior to the commencement of any Interest Period, the Lender shall have determined (which determination shall be conclusive and binding on the Borrower) that

a)             deposits in the Loan Currency for the duration of such Interest Period are not available to the Lender in the London Interbank Market in sufficient amounts in the ordinary course of business, or

b)             it is unlawful for the Lender to fund, or maintain the funding of any disbursement hereunder the Lender shall as soon as practicable give notice of such determination to the Borrower proposing an alternative basis (“Substitute Basis”) for making or maintaining such disbursement provided always however, that the Federal Republic of Germany, represented by EULER HERMES Deutschland Aktiengesellschaft, Hamburg, has agreed to extend on substantially identical terms and conditions the HERMES Cover pursuant to Article 13 hereof to such Substitute Basis accordingly.

4.5       If and to the extent that the Borrower does not accept the Lender’s proposal pursuant to Sub-Article 4.4 above the Lender and the Borrower shall enter into negotiations in good faith to achieve a solution enabling the Lender to maintain and/or disburse the Loan under the HERMES Cover.

4.6       If and to the extent that the Lender and the Borrower do not agree upon a solution in accordance with Sub-Articles 4.4 and 4.5 above within 30 calendar days after the date of the Lender’s notice of determination pursuant to Sub-Article 4.4 above, then the Loan shall become due immediately on such 30th day and the Borrower shall immediately repay the Loan and pay interest thereon (calculated at the Margin and such costs as are incurred by the Lender in order to maintain such disbursements during the period from the end of the last Interest Period relating to each disbursement to the date of repayment) and/or other amounts payable under the Loan Agreement (including but not limited to such amounts as specified in Sub-Article 15.2 as a consequence of any compulsory prepayment).

4.7       In case interest accrues on a floating rate basis pursuant to Sub-Article 4.2 hereof and the Lender’s cost of obtaining matching deposits in the relevant interbank market would be in excess of LIBOR then

a)             the rate of interest that will apply during the respective Interest Period shall be the percentage rate per annum which is the sum of the Margin and the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select; and

b)             the Lender and/or the Borrower may require that the Lender and the Borrower shall enter into negotiations in good faith to agree a substitute basis for determining the rate of interest provided always however, that HERMES has agreed to extend the HERMES Cover pursuant to Article 13 hereof to such substitute basis accordingly.

4.8       Promptly after each determination of an interest rate the Lender shall notify the Borrower of the interest rate determined, the relevant interest Payment Date and the interest due thereon.

4.9       On request by the Borrower, and to the extent that the corresponding amendment to be executed to substitute the applicable rate will, at the sole opinion of the Lender, according to the applicable Argentine foreign exchange regulations, not jeopardize or obstruct the ability of the Borrower to discharge the amounts owed to the Lender, the Lender shall on a best efforts basis offer a fixad rate of interest for the whole remaining amount and contractual residual lifetime of the Loan provided that:

a)             the last disbursement under the Loan Agreement has been effected and that the Loan outstanding hereunder is not less than USD 3,000,000 (in words: US Dollar three million);

b)             the dates for the repayment of the Loan stand firm and Annex B to the Loan Agreement has been received by the Lender;

c)              the fixed rate is requested prior to the due date of the second repayment instalment pursuant to Article 7 hereof;

d)             in the relevant capital market corresponding amounts are available to the Lender at matching maturities;

e)              the Borrower’s requast has been received by the Lender 7 Banking Business Days prior to the next repayment date of the Loan.

The fixed rate quoted by the Lender shall be the aggregate of the Margin and the refinancing costs of the Lender and shall be binding upon both parties provided that the Borrower confirms its acceptance within the period stipulated by the Lender in its quotation. Failing such acceptance by the Borrower, the floating interest rate pursuant to this Loan Agreement ehall continue to apply. Any fixed rate agreed takes binding effect for the period starling with the next repayment date and ending with the last repayment date pursuant to Article 7 hereof for the Loan and interest accrued shall be paid in arrears on each repayment date.

Article 5

Commiunent Fee, Arrangement Fee and Agency Fee

5.1       On the Loan undrawn at any time the Borrower shall pay to the Lender a commitment fee at a rate of 0.75% (in words: zero point seventy-five per cent) par annum payable in arrears quarterly from the date of conclusion of this Loan Agreement during the entire disbursement phase and Shall be calculated on the basis of the unutilized amount of the aggregate of (i) Loan Part 1 as per Sub-Article 1.1 hereof end (ii) with regerd to Loan Part 2 the “Expected Amount of Loan Part 2” (being an amount of USD 16,186,823.09)

5.2       Within 30 days after conclusion of this Loan Agreement but in any case prior to the first disbursement hereunder the Borrower shall pay to the Lender an arrangement fee of 0.50% (in words: zero point five per cent) flat of the Loan. It is agreed that the Borrower shall initially pay the arrangement fee calculated on the basis of the aggregate of (i) Loan Part 1 as per Sub-Article 1.1 hereof and (ii) with regard to Loan Part 2 on the Expected Amount of Loan Part 2.

5.3       The Borrower shall pay to the Lender an agency fee of USD 5,000 (in words: USD five thousand) per annum payable within 30 days after conclusion of the Loan Agreement and at each following anniversary of the conclusion of the Loan Agreement.

Article 6

Computation and Banking Business Day

6.1       Interest, default interest, lump sum indemnification and commitment fee shall be calculated on the basis of the actual number of calendar days elapsed and a 360-day-year.

6.2       “Banking Business Day” is a day (other than Saturday or Sunday) on which banks are open for business in Frankfurt am Main, London and the financial center of the Loan Currency.

Article 7

Repayment

7.1       The Loan disbursed up to the due date of the first repayment instalment shall be repaid in 16 equal, consecutive, semi-annual instalments, the first instalment being due 6 months after the date of the last essential delivery (“Starting Point”) - to be evidenced by a certificate in form and substance as per Annex C - at the latest, however, on 30 November 2015 (“Latest Date”).

7.2       As soon as practicable, the Lender will forward to the Borrower a schedule for the repayment of principal (which may be adjusted according to Sub-Article 7.3 below), but any delay or failure to do so shall in no way effect the Borrower’s obligations to effect repayment instalments hereunder.

7.3       Upon receipt of a certificate in form and substance as per Annex C hereto evidencing that the Starting Point has occurred more than 6 months prior to the Latest Date, the Lender shall be entitled to adjust in line with the Starting Point thus evidenced the remaining repayment dates set out in the repayment schedule pursuant to Sub-Article 7.2 above. The Lender will forward to the Borrower an adjusted schedule for the repayment of principal, but any delay or failure to do so shell in no way affect the Borrower’s obligations to effect repayment instalments hereunder.

7.4       Loan portions disbursed after the due date of tha first repayment instalment shall be repaid in equal amounts on the due dates for repayment following their disbursement, so that the repayment instalments then not yet due wilt be increased correspondingly.

Article 8

Prepayment

8.1       As far as interest accrues on a floating rate basis pursuant to Sub-Articles 4.2 and 4.3 hereof, on the last day of any Interest Period the Borrower shall be entitled upon 15 calendar days, or the longer timeframe established at that moment by the appliceble Argentine foreign exchange regulations regarding prepayments, prior written notice to the Lender to prepay any part of at least USD 1,000,000 (or multiples thereof) or all of the outstanding Loan, in each case together with interest accrued thereon to the date of such prepayment and any other emount then due hereunder.

8.2       Any prepaid amount may not be reborrowed hereunder and shall be applied against the future repayment instalments in the inverse order of their maturity.

8.3       Any notice of prepayment given by the Borrower under this Loan Agreement shall be irrevocable and the Borrower shall be bound to prepay on the due date in accordance with each such notice.

8.4       As far as interest accrues on a fixed rate basis pursuant to Sub-Article 4.9 hereof, prepayment shall be excluded.

Article 9

Payments

9.1       The Borrower’s payment obligations in connection with this Loan Agreement shall be discharged only if and to the extent that the relative amounts have been credited not later than 10.00 a.m. local time without any deduction to the Lender via Deutsche Bank Trust Company Americas, New York (SWIFT CODE BIC BKTRUS33) in favour of the Lender’s account number 04016093, for final credit to Deutsche Bank AG Frankfurt. Swift DEUTDEFF, account no. 0048322 02 / IBAN DE88 5007 0010 0004 8322, mentioning ref. “Molino Cañuelas SACIFIA/CCC Machinery GmbH, Attn,; Mr. Emmes”, (or on any other account notified to the Borrower by the Lender) at the Lender’s free disposal in the Loan Currency. If any such credit has been effected after such time the relative discharge shall occur on the succeeding Banking Business Day. In addition expenses may be claimed in the currency in which they are incurred in which case payment shall be made to such account, as the Lender shall instruct the Borrower from time to time.

9.2       If payments are to be made by the Borrower on a day which is not a Banking Business Day the respective payment shall be due and payable on the next following Banking Business Day in the same calendar month or, if there is no such Banking Business Day, on the last preceding Banking Business Day and shall bear interest until the actual date of payment.

9.3       The Borrower shall not be entitled to exercise any right of retention or any set-off against claims erising from this Loan Agreement, unless the Borrower’s claim with respect to which its right to set-off is applied, has been undisputed by the Lender or confirmed by a final and binding judgement by a competent court.

9.4       Payments received may be applied by the Lender, at its discretion, firstly to payments overdue and thereafter to payments due, irrespective of any instructions by the Borrower to the contrary.

9.5       The Lender shall, without further notice, be entitled to demand on repayment instalments overdue default interest at a rate exceeding by 2 percentage points the interest rate applicable pursuant to Sub-Article 4.2 (or, as the case may be, the interest rate applicable pursuant to Sub-Article 4.3) for any Interest Period according to Articles 3 and 4 hereof, calculated from the due date until receipt of payment according to Sub-Article 9.1 hereof. Such default interest shall be paid without delay upon the Lender’s first demand.

9.6       The Lender shall, without further notice, be entitled to demand on amounts overdue other then repayment instalments a lump sum indemnification at a rate exceeding by 2 percentage points the interest rate applicable pursuant to Sub-Article 4.2 (or, as the case may be, the interest rate applicable pursuant to Sub-Article 4.3) for any Interest Period according to Articles 3 and 4 hereof, calculated from the due date until receipt of payment according to Sub-Article 9.1 hereof. This lump sum indemnification shall be paid without delay upon the Lender’s first demand.

Article 10

Change of Circumstances

10.1 If any change in law, interpretation or application thereof

a)             subjects the Lender to any tax with respect to any amounts payable hereunder (other than taxes imposed, assessed, levied or collected on the overall net income of the Lender), or changes the respective basis of taxation; and/or

b)             modifies any reserve and/or special deposit requirements applicable to the Lender; and/or

c)              imposes on the Lender any costs, expenses, liabilities and/or other condition in connection with this Loan Agreement;

10.2 and es a result of any of the foregoing,

a)             the cost to the Lender of making, funding or maintaining any disbursement or the Loan is increased; and/or

b)             the amount of principal, interest or any other amount payable to the Lender or the effective return to the Lender hereunder is reduced; and/or

c)              the Lender makes any payment or foregoes any interest or any sum receivable by it from the Borrower hereunder;

10.3 then and in any such case:

a)             the Lender shall notify the Borrower thereof in writing and forward to the Borrower copies of any and all documents which evidence such change of circumstances; and

b)             as from the expiry of the then current Interest Period upon demand from time to time by the Lender the Borrower shall pay such amount as shall compensate the Lender for such increased cost, reduction, payment or foregone interest or other return (the Lender’s certificate thereof shall, in the absence of manifest error, be conclusive).

Article 11

Taxes, Levies, Fees and Costs

11.1 Exclusively all Argentine taxes, levies, fees and similar costs arising at present or in future in connection with this Loan Agreement shall be borne by the Borrower.

11.2 If any taxes or levies are deductad or withheld at Argentina, the Borrower shall pay such additional amounts as are necessary to ensure that on the due date the Lender will receive the full amounts owed under this Loan Agreement.

11.3 The Borrower undertakes - if necessary in co-operation with the Lender - to make to the authorities of the Borrower’s country any statements and payments required in this connection; thus the Borrower shall discharge the Lender from any respective liability and shall at the end of each calendar year furnish evidence to the Lender of payments made.

11.4 Any expenses, including lawyers’ fees and taxes arising thereon, incurred in connection with the preparation, signing and performance (with the exception of the costs for the regular administration) of this Loan Agreement shall be borne by the Borrower.

11.5 Any expenses, including lawyers’ fees and taxes arising thereon, incurred in connection with the preservation and/or assertion and/or enforcement of the Lender’s rights under this Loan Agreement shall be borne by the Borrower.

Article 12

Negative Pledge and Pari Passu Clause

12.1 Until complete discharge of all payment obligations in connection with this Loan Agreement, the Borrower undertakes not to alienate in full or in part the assets financed by the Loan without the Lender’s prior consent.

12.2 Except for assets included within Annex F, and future assets which may be subject to pledges in guarantee of their pending price, the Borrower shall not encumber in full or in part its current or future assets until the complete discharge of all payment obligations under this Loan.

12.3 The Borrower warrants that all its payment obligations in connection with this Loan Agreement shall rank at least equal at all times with all its other existing and future unsubordinated external Indebtedness (i.e. indebtedness towards foreign creditors) and Shall be secured equally and rateably, if and when the Borrower secures other external indebtedness by way of any charge on its assets or any of its subsidiaries’ assets.

Article 13

Credit Insurance

13.1 The Loan shall be made available by the Lender subject to export credit cover provided by the Federal Republic of Germany (“HERMES Cover”) represented by EULER HERMES Deutschland Aktiengesellschaft, Hamburg, to the Lender’s satisfaction.

13.2 The Lender shall be entitled to give information to the compatent authorities of the Federal Republic of Germany, European Union and/or international organisations and to allow such authorities to peruse all records that may be connected with the Loan, and to furnish them with copies thereof. The same applias for information to be given to Deutsche Bank S.A., Buenos Aires, Argentina.

Article 14

Financial Statements, Information, Undertakings, Covenants and Warranties

14.1 Until all obligations assumed in connection with this Loan Agreement have been fulfilled the Borrowar shell:

a)             furnish the Lender within 150 days as from Borrower’s fiscal closing on an annual basis with official audited annual financial statements established in accordance with Argentine GAAP together with profit and loss accounts and explanatory notes without delay upon completion and adoption and upon the Lender’s demand furnish additional particulars. In the event that completion and adoption is delayed, the Borrower shall furnish the Lender with provisional balance sheet figures within nine months from the end of the financial year;

b)             notify the Lender without delay of any events which are of importance in respect of this Loan Agreement;

c)              upon the Lender’s request inform the Lender of the Borrower’s financial position and of the performance under the Export Contract;

d)             upon the Lender’s request promptly supply to the Lender (for itself or any prospective assignee) any documentation or other evidence to enable the respective recipient to carry out and be satisfied with the results of all applicable know your customer requirements;

e)              Promptly inform the Lender about any event or circumstances which make the information provided by the Borrower in connection with know your customer requirements untrue or misleading and provide to the Lender an respective up-date of the documentation or other evidence provided.

14.2 By signing this Loan Agreement the Borrower warrants for this Loan Agreement, for each disbursement hereunder and for the duration of the Loan that it is legally and statutorily authorised to conclude and perform this Loan Agreement and that for the conclusion, performance and enforcement of this Loan Agreement any authorisations, resolutions and permits, in particular any exchange control or transfer permit, under strict compliance with the laws and regulations of the Borrower’s country, have been or, to the extent they cannot be applied for yet, will be unrestrictedly obtained and that this Loan Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms. In addition, the Borrower confirms that it is authorised to enter into and handle international loan obligations. The Borrower undertakes to inform the Lender insofar and as soon as the warranties no longer apply and to arrange for the necessary action to be taken so that the Lender suffers no disadvantage from the change.

14.3 The Borrower (i) undertakes that neither the Borrower nor any of its affiliates or respective officers, directors, employees or agents acting on its behalf will offer, give, insist on, receive or solicit any illegal peyment or improper advantage to influence the action of any person in connection with the Project and (ii) represents and werrants that none of the aforementioned improper or illegal acts have occurred prior to the date of conclusion of this Loan Agreement.

14.4 The Borrower undertakes to timely provide, complete, execute, file and/or register any information, forms, affidavits and any other documents required to comply with all applicable laws and regulations relating to foreign exchange transactions and payments to be transferred outside of Argentina, including but not limited to any regulations of the Argentine Central Bank, and any successor regulations or laws, or as may be reasonably requested by the Lender, and that may be required in connection with the Loan Agreement and the payment obligations under the Loan Agreement, including, but not limited to, as of the date hereof, the following obligations of the Borrower:

(i)             delivering any information required by the relevant Argentine financial entity for it to comply with Communication “A” 3602 (as amended) of the Argentine Central Bank,

(ii)          obtaining from the Argentine Federal Tax Authority (“Administraciôn Federal de Ingresos Públicos” —“AFIP”-) a DAPE (Declaration Anticipada de Pagos al Exterior) related to the amount of interest that must be paid on each interest Payment Date before such Interest Payment Date, or (as the case may be) before the date on which such DAPE must be obtained in accordance with applicable regulations, in all cases as may be required in order to transfer the corresponding funds outside of the country on or before the Interest Payment Date;

(iii)       obtaining from the AFIP an approved DJAI (Declaración Jurada Anticipada de Importación) in relation to the import of the machines and equipment purchased under the Export Contract, as may be required in order to complete the import of the goods into Argentina; and

(iv)      complying with any foreign exchange regulation currently in force or any future regulation that may be required in order to effect all payments due to the Lender under the Loan Agreement.

14.5 The Borrower shall deliver to the Lender (and/or to the relevant Argentine financial entity as the Lender may indicate), in timely manner (as required in each time by the applicable laws and regulations), evidence of the obtaining (and maintaining, as the case may be) of the DAPE and DJAI referred in Sub-Article 14.4 above.

14.6 Until all obligations assumed in connection with this Loan Agreement have been fulfilled by the Borrower, the Lender shall be entitled to esk the Borrower for evidence of and to verify (either by the Lender itself and/or with the assistance of the relevant Argentine financial entity) compliance by the Borrower with all and each information, undertakings, covenants and warranties set forth in this Article 14, specially (but not limited) with regards to requirements under Sub-Article 14.4.

Article 15

Suspension of Disbursement and Immediate Maturity

15.1 The Lender shall be entitled to suspend disbursement and/or to terminate this Loan Agreement and to demand immediate payment of all amounts payable under this Loan Agreement, if there is any important reason to do so, in particular if:

a)             the Borrower fails to fulfil a payment obligation under this Loan Agreement when due, or

b)             the Borrower fails to perform any other obligation under this Loan Agreement, or

c)              the Borrower fails to pay any external indebtedness (i.e. indebtedness towards foreign creditors) in excess of USD 5,000,000 (Five million US-Dollars or countervalue in any other currency) after a 30 day period from its original maturity, or

d)             the Borrower or the Borrower’s country admits its inability to effect payments, conversion or transfers, or the Borrower enters into a composition with its creditors, or the Borrower goes into liquidation, or

e)              any bankruptcy, insolvency or other similar proceedings are instituted or applied for against the Borrower unless such application is withdrawn or rejected within 45 calendar days after its date of issuance, or

f)               a statement, confirmation or information provided in connection with this Loan Agreement is or will become materially incorrect, incomplete or contested or any requirement of Article 14 hereof is violated, or

g)              there is a material change in the ownership of the Borrower, or

h)             exceptional circumstances are imminent or occur which imperil, delay or preclude the fulfilment of the contractual obligations of the Borrower, or which make adherence to this Loan Agreement unreasonable.

15.2 In case a remedy period is applicable pursuant to Sub-Article 15.1 hereof, the Lender shall be entitled to suspend disbursement without observance of such remedy period, but shall be entitled to terminate the Loan Agreement and to demand immediate payment of all amounts payable hereunder only after expiry of such applicable remedy period.

15.3The Borrower shall indemnify the Lender against any loss or expenses which the Lender may sustain or incur as a consequence of any. prepayment according to Sub-Article 15.1 hereof, including but not limited to any loss or expenses on account of funds borrowed, contracted for or utilised to fund any amount payable hereunder. A certificate of the Lender of the amount of any such loss or expense shall, in the absence of manifest error, be conclusive.

Article 16

Assignment

16.1 The Borrower may assign its rights and payment claims in connection with this Loan Agreement with the Lender’s prior consent only.

16.2 The Lender shall be entitled to assign its rights end payment claims in connection with this Loan Agreement, in whole or in part, to third parties without the Borrower’s consent, as long as the assignee party is domiciled in a country member to the OECD, and to give information about this Loan Agreement as the Lender shall consider appropriate to any assignee before and after such assignment. Assignments to any assignee domiciled in any country non-member to OECD, shall be done with the Borrower’s prior consent.

Article 17

Legal Independence

Notwithstanding this Loan Agreement has been granted to refinance the Borrower’s import under the Export Contract, this Loan Agreement is legally independent of the Export Contract in connection with the fulfillment of the Borrower’s obligetions under this Loan Agreement the Borrower may not raise any defences or objections whatsoever emanating from the Borrower’s business relationship with the Exporter.

Article 18

Statements

18.1 Amendments and supplements to this Loan Agreement shall be made in writing. This requirement may only be waived by an agreement in writing.

18.2 All communications shall be transmitted to the respective of the following addresses:

Borrower:	Molino Cañuelas S.A.C.I.F.I.A.
Kennedy 160 - (B1814BKD) Ceñueles
Pcia. de Buenos Aires - República Argentina

Tel/Fax: +54 2226 432 885

Lender:	Deutsche Bank AG
Structured Trade & Export Finance

Taunusanlage 12
D-60262 Frankfurt
Federal Republic of Germany

Telefax: +49-69-910-34636, -32610 or-39765

18.3 The Borrower shall furnish the Lender with a list of specimen signatures of persons authorised to sign this Loan Agreement and to issue and deliver to the Lender any and all documents, statements and instructions on the Borrower’s behalf in connection with this Loan Agreement. The Borrower shall keep the list of authorised signatures up to date at all times during the lifetime of this Loan Agreement.

18.4 Alterations to the business names, addresses or to the authority to sign or to specimen signatures as per prevailing list in the hands of the other party shall be binding only as of receipt by the other contracting party of statements or documents or of list of specimen signatures, respectively, advising such alteration.

18.5 All documents to be furnished or communications to be made under this Loan Agreement shall be submitted in the original language of English or, if in another language, shall be accompanied by a translation into English certified as correct by the issuer or by a sworn translator.

Article 19

Conditions Precedent to Disbursement

19.1 Disbursement under this Loan Agreement shall be conditional upon the Lender having received the following documents satisfactory to and free of expense for the Lender.

a)             evidence (in particular in the form of a legal opinion rendered by an external legal counsel acceptable to the Lender) that this Loan Agreement has been duly executed and constitutes legal, valid, binding and enforceable obligations of the Borrower and that all necessary approvals and official permits (including exchange control and transfer permits) have been obtained end are in full force and effect;

b)             evidence of the authority of the Borrower (i.e. a board of director’s minute where this loan is approved, copy of company by-laws and, copy of power of attorney with authorization of company legal representatives to sign the loan agreement) to be reconfirmed by an Argentinean legal counsel to sign this Loan Agreement and of the authority of persons to sign any documents in connection therewith on behalf of the Borrower as well as specimen signatures and passport copies of such authorised signatories;

c)              copy of approved DJAI for goods to be imported into Argentina, as required by the AFIP, in form and substance acceptable for the Lender;

d)             the process agent’s confirmation in form and substance as per Annex D hereto with regard to the Loan Agreement;

e)              a certificate in form and substance as per Annex A to the effect that the Export Contract has come into force;

f)               for each disbursement, the Request(s) for Disbursement in form and substance as per Annex B hereto as mentioned in Sub-Article 2.1 hereof in conformity with the LoI in form and substance as per Annex E hereto;

g)              the current version of the Borrower’s statutes with a confirmation that this version is valid and that the Borrower will inform the Lender without delay of any changes:

h)             an undertaking from the Exporter in favour of the Lender with respect to certain risks not covered by the HERMES Cover;

i)                 the documents required by law, regulation, prudential interpretation thereof and/or German banking usage for the opening of the respective loan account of the Borrower with the Lender.

19.2 In order to enable the Lender to obtain the certificate referred to under above Sub-Article 19.1 paragraph (e), and if and only if, all conditions precedent set forth under this Article 19 have been complied - except for those related to any statement to be issued by the Exporter - the Lender will provide the Borrower with a written statement duly executed by authorized Lender’s officer, referring that all conditions precedent to disbursement under the Loan are fulfilled except for the certificate referred to under above Sub-Article 19.1.(e).

19.3 For the duretion of the contractual relationship established between the Lender and the Borrower by means of this Loan Agreement, the Lender shall be entitled to rely upon the continuing unqualified veracity and accuracy of the legal opinion stipulated in Sub-Article 19.1 a) hereof unless the Borrower shall have advised to the contrary, any such changes to be advised without delay after occurrence of the respective change of facts, law and/or Jurisdiction.

19.4 A further condition precedent to each disbursement of the Loan is that HERMES Cover pursuant to Article 13 hereof has been obtained and is in full force and effect and as long Hermes does not revoke or terminate the Hermes Cover attached hereto and duly approved by the Bank, such Hermes Cover will be considered to be in effect

Article 20

General Provisions

20.1 This Loan Agreement shall be governed by and construed in eccordance with the laws of the Federal Republic of Germany.

20.2 Place of jurisdiction for both parties shall be Frankfurt am Main, Federal Republic of Germany. Furthermore the Borrower submits to the courts of its domicile in any legal proceedings against it.

20.3 For the period for which any Loan, in whole or in part, is outstanding hereunder and for any proceedings in German courts the Borrower shall provide an agent for service of process in the Federal Republic of Germany. The Borrower irrevocably appoints FIDEUROP GmbH, Westhafen Tower, Westhafenplatz 1 D-60327, Frankfurt am Main, as such agent.

20.4 Should, on the basis of a court decision or in connection with levying execution, a payment be effected in a currency other than the Loan Currency, the Borrower shall be obliged to pay upon the Lender’s first demand the difference remaining after immediate conversion by the Lender of the amount received in such currency into the Loan Currency.

20.5 Should any provision of this Loan Agreement be or become legally invalid, the other provisions hereof shall remain in force. Any invalid provision shall be deemed to have been substituted by a provision consistent with the meaning and purpose of this Loan Agreement.

20.6 No failure to exercise nor any partial exercise of any rights of the Lender in connection with this Loan Agreement shall preclude their assertion in future.

20.7 Each party shall receive one signed original of this Loan Agreement.

20.8 Place of conclusion of this Loan Agreement is Frankfurt am Main, Germany.

Frankfurt am Main, 01.08.2013
(place) (date)
/s/ Jürgen Rath
Jürgen Rath
Director
/s/ Fabio Bonardi
Fabio Bonardi
Molino Cañuelas SACIFIA	Deutsche Bank AG	Vice President

[ILLEGIBLE]	Deutsche Bank AG

Taunusanlage 12
60325 Frankfurt am Main

[ILLEGIBLE]
[ILLEGIBLE]

[ILLEGIBLE]

Annex A

To

Deutsche Bank AG

Structured Trade & Export Finance

Taunusanlage 12

D-60262 Frankfurt am Main/Germany

CONFIRMATION OF COMING INTO FORCE OF THE EXPORT CONTRACT

Loan Agreement No. 1 dated [date] between Molino Cañuelas SACIFIA, Buenos Aires and Deutsche Bank AG, Frankfurt am Main

We refer to the terms and definitions of the captioned Loan Agreement and hereby confirm that the Export Contract concluded on [date] came into force on

(place)	(date)

(Legally binding signature(s) of the Exporter)

Annex B

(Page1)

To

Deutsche Bank AG

Structured Trade & Export Finance

Taunusanlage 12

D-60262 Frankfurt am Main/Germany

REQUEST FOR DISBURSEMENT NO

Loan Agreement No. 1 dated [date] between Molino Cañuelas SAC1FIA, Buenos Aires and Deutsche Bank AG, Frankfurt am Main

1.     Deliveries and Computation of the Loan Amount to be Disbursed

We refer to the terms and definitions of the captioned Loan Agreement and hereby confirm that with reference to the USD Eligible Contract Value / EUR Eligible Contract Value deliveries were effected as follows:

Date (2)	Invoice Amount

20		[currency]
20		[currency]
20		[currency]
	Total	[currency]

Furthermore, we confirm that we have received all down and/or interim payments that have been due up to now under the Export Contract, including, at least, 15 % of the Eligible Contract Value.

The amount still due to us under the Export Contract on the basis of the above-mentioned deliveries represents    % of the above Total of the Invoice Amounts for these deliveries and thus amounts to [currency]                       We request you to disburse such amount to our account No.                      with Deutsche Bank AG.

(1)         To be deleted as appropriate.

(2)         One single date (as evidenced e.g. by bill of lading, air waybill etc.) is to be inserted here. Several deliveries on the same date are to be added together. This Annex can also be used for deliveries effected on different dates, e. g. if necessary in order to reach prescribed minimum disbursement amounts.

Annex B

(Page 2)

II. Additional Confirmation

We hereby confirm that

(1)         the Export Contract is in full force and effect;

(2)         the Borrower has to date fulfilled all of its payment obligations assumed towards us under the Export Contract (copies of bank account statements evidencing the payments are attached or have already been forwarded to you) and its obligation to furnish security, if any, in our favour;

(3)         the deliveries referred to in this Request for Disbursement are in conformity with the Export Contract and with the provisions of the HERMES Cover;

(4)         all necessary approvals and official permits in connection with the Export Contract are in existence and all relevant import and export regulations have been complied with;

(5)         we have not previously requested disbursement for amounts which form part of this Request for Disbursement.

(place)	(date)

(Legally binding signature(s) of the Exporter)

III. Confirmation of Deutsche Bank AG

We hereby confirm that documents with an invoice value of [currency]                       and appearing to refer to the above deliveries and to comply with the terms of a Letter of Irrevocable instructions for Disbursement of Payments (“LoI”) issued by the Borrower on                            in connection with the captioned Loan Agreement were presented to us for transmittal pursuant to such LoI.

(place)	(date)

Deutsche Bank AG

(Legally binding signature(s))

Annex C

To

Deutsche Bank AG

Structured Trade & Export Finance

Taunusanlage 12

D-60262 Frankfurt am Main/Germany

CERTIFICATE OF STARTING POINT

Loan Agreement No. 1 dated [date] between Molino Cañuelas SACIFIA, Buenos Aires and Deutsche Bank AG, Frankfurt am Main

We refer to the terms and definitions of the captioned Loan Agreement and hereby confirm that the last essential delivery of machines and equipment under the Project (as this term is defined in the Loan Agreement) was made on

(place)	(date)

(Legally binding signature(s) of the Exporter)

Annex D

Deutsche Bank AG

Structured Trade & Export Finance

Taunusanlage 12

D-60262 Frankfurt am Main/Germany

Process Agent’s Confirmation

Loan Agreement No. 1 between Molino Cañueias SACIFIA, Buenos Aires and yourselves dated [date]

Confirmation as required per Sub-Article 19.1 d) of the Loan Agreement

We have been appointed by Molino Cañuelas SACIFIA, Buenos Aires, as the agent for service of process in connection with any proceedings in German courts in connection with the above-mentioned Loan Agreement.

We hereby confirm that we have been unrestrictedly and validly authorised by Molino Cañuelas SACIFIA to perform the above-mentioned functions and that we are in agreement therewith.

Should there be an alteration to the name or address of our company in future, we will notify you without delay.

(place)	(date)

(Legally binding signature of process agent)

Annex E

(Page 1)

Deutsche Bank AG

Structured Trade & Export Finance

Taunusanlage 12

D-60262 Frankfurt am Main/Germany

LETTER OF IRREVOCABLE INSTRUCTIONS FOR DISBURSEMENT OF PAYMENTS

Loan Agreement No. 1 dated [date] between Molino Cañuelas SAClFlA, Buenos Aires and Deutsche Bank AG, Frankfurt am Main

We refer to the captioned Loan Agreement (including its definitions) pursuant to Sub-Article 2.1 of which the Loan shall be disbursed against certificates issued by the Exporter and confirmed by your local branch, in form and substance as per Annex B thereto referring to deliveries effected and certain documents to be presented in connection therewith.

This being premised we herewith irrevocably instruct you, acting through your local branch to issue any such confirmation on any such Request for Disbursement, if such branch has received from or on behalf of the Exporter the following documents end has ascertained that such documents appear on their face, to be in compliance with the following terms and the Uniform Customs and Practice for Documentary Credits. ICC-Publication No. 600 (late presentation is acceptable):

For payments against effective delivery of machines for 85% of the Eligible Contract Value:

1.            signad commercial invoice in 1 original and 2 copies,

2.            Full set 3/3 of Shipped on Board ocean bill of lading or “freight prepaid to Port of Buenos Aires, Argentina”, consigned to the Borrower or other to be nominated;

3.            freight insurance policy in 2 originals and

4.            packing list in English in 1 original and 2 copies, indicating detailed goods description, gross and net weight of each package and package number referring to the supply of machines and equipment of a new industrial location to produce flour products at Carlos Spegazzini as well as other equipment.

In case CIF delivery is not available due to factual and/or legal circumstances which are beyond the Exporter’s responsibility, the negotieble warehouse receipt (“to order”) will replace all documents listed under 2. to 4. above.

Provided that documents in conformity with the terms and conditions of these irrevocable instructions accompanied by the required Request for Disbursement have been presented to your local branch, the same is herewith irrevocably instructed to transmit the respective Request for Disbursement, if duly completed, with its duly completed confirmation thereon to you without delay and to transmit, together with a Photostat copy of such Request for Disbursement, such documents without delay per surface mail/courier to the following address:

Molino Cañuelas S.A.C.I.F.I.A.

Kennedy 160 - (B1814BKD) Cañuelas

Pcia. de Buenos Aires - República Argentina

Annex E

(Page 2)

Finally, we herewith irrevocably authorise and instruct you as Lender under the captioned Loan Agreement to disburse the amount, disbursement of which is requested in any such duly completed Request for Disbursement, to the Exporter or to its order, pursuant to Article 2 of the captioned Loan Agreement, and to debit our loan account with you accordingly.

The Handling Fee for checking the documents will be for the account of the Borrower

The Handling Fee will be EUR 500.00 flat for checking each set of documents but capped at a maximum EUR 10,000.00.

This letter shall be an integral part of the captioned Loan Agreement, Please advice the Exporter that you have received this irrevocable Instruction for Disbursement of Payments.

(place)	(date)

(Legally binding signature of the Borrower)